Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Olin Corporation:

We consent to the incorporation by reference in Registration Statements Nos. 333‑18619, 333‑39305, 333‑39303, 333‑35818, 333‑97759, 333‑110135, 333‑110136, 333‑124483, 333‑133731, 333‑148918, 333‑158799, 333‑166288, 333‑176432, 333-195500, and 333-209534 on Form S‑8 of Olin Corporation of our report dated February 29, 2016 with respect to the consolidated balance sheets of Olin Corporation as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10‑K of Olin Corporation.
Our report dated February 29, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states the U.S. Chlor Alkali and Vinyl, Global Chlorinated Organics and Global Epoxy businesses (collectively, the Acquired Business) has been excluded from management's assessment of the effectiveness of Olin Corporation’s internal control over financial reporting as of December 31, 2015, the Acquired Business’ internal control over financial reporting associated with total assets of $6,360.3 million and total sales of $802.6 million included in the consolidated financial statements of Olin Corporation as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of Olin Corporation as of December 31, 2015 also excluded an evaluation of the internal control over financial reporting of the Acquired Business.
/s/ KPMG LLP
St. Louis, Missouri
February 29, 2016